Exhibit 5.1

[Letterhead of Hayden Bergman Rooney, Professional Corporation]

                    , 2006

Trans-India Acquisition Corporation

300 South Wacker Drive, Suite 1000

Chicago, IL 606060

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by Trans-India Acquisition Corporation (the “Company”) with the Securities and Exchange Commission on July 31, 2006 (as such may be amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (i) 10,000,000 Units, with each Unit consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Warrants”), (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, (iii) up to 500,000 Units (the “Purchase Option Units”) which I-Bankers Securities, Inc. acting as representative of the underwriters will have the right to purchase (the “Purchase Option”) for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units, and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that, when issued, sold and delivered in accordance with and in the manner described in the Underwriting section of the Registration Statement and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock to be sold to the underwriters will be duly authorized, validly issued, fully paid and non-assessable.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,